Exhibit (c)(5)
Forecasting EBITDA Performance Presentation to Special Committee of Board July 17, 2006 CONFIDENTIAL This report is solely for the use of client personnel. No part of it may be circulated, quoted, or reproduced for distribution outside the client organization without prior written approval from McKinsey & Company. This material was used by McKinsey & Company during an oral presentation; it is not a complete record of the discussion.

EXECUTIVE SUMMARY Our "base" estimate of annual EBITDA growth for HCA is 1.4% over the next 3 years This estimate is lower than management's projection (3.0%) by 160 basis points. The key sources of that difference are: Lower incremental collections improvement on bad debt accounts Lower growth in the net revenue per adjusted admission for commercial payors and Medicare Lower assumptions on future labor productivity gains Our forecast was built by looking at the five fundamental drivers of overall profitability - net revenue per adjusted admission (NR/AA), volume, provision for bad debt, labor cost, and supplier cost These 5 "driver" forecasts were built "outside-in" using external market data for validation wherever possible Going forward, 2007 EBITDA could be as much as $150-200 million above or below our base case projections under most likely scenarios In years beyond 2007, it is unlikely HCA would have multiple consecutive years of "extreme" over / underperformance

OUR FORECAST IS BASED ON PROJECTIONS FOR 5 KEY PERFORMANCE DRIVERS THAT MAKE UP THE MAJORITY OF REVENUES AND COSTS * Based on management's 2006 projection ** Uses management estimates for international revenues (3% of revenues) and non-patient revenues (3%) *** Uses management estimates for 18% of costs for other operating expenses (including rents and leases, insurance etc), and also equity earnings in affiliates and gains on sales of investments Source: HCA internal data; team analysis Breakdown of 2006 estimated EBITDA* $, millions 1,454** 25,199 Revenue 3,666*** Costs 4,312 EBITDA Areas of McKinsey focus Factors we looked at to build forecast model 5 Bad debt (12%) 4 Supplies (20%) 3 Labor (51%) 82% of cost captured in model 2 Net revenue/AA 1 Volume 94% of revenue captured in model # 23,745

MCKINSEY EBITDA GROWTH PROJECTION IS 1.6% BELOW MANAGEMENT'S * Cash NR/AA excluding bad debt Source: Team analysis; HCA company data Historical performance (2003-05) Management projection (2006-09) Pessimistic Base Optimistic Supply cost/AA 7.1 7.7 9.6 7.8 6.2 Provision for Bad Debt 19.0 12.3 21.1 16.5 12.2 Volume 1.4 1.4 0.7 1.3 1.6 Net Revenue/ AA 6.2 5.7 5.3 5.9 6.4 Labor cost/AA 5.4 5.0 5.8 4.9 4.0 Total EBITDA 3.0 1.4 McKinsey Projection (2006-09) Percent CAGR 4.5 {4.8}* {5.1}* 1 2 3 4 5

OUR 2009 EBITDA PROJECTION IS $220M LESS THAN MANAGEMENT'S - DRIVEN MAINLY BY COMMERCIAL REIMBURSEMENT AND COLLECTIONS Difference in 2009 EBITDA between McKinsey and management projections attributable to differences in each driver $ millions * Net of $250m of revenue from self pay ** Bad debt differential has been adjusted to be consistent with NR/AA adjustment *** Supply cost difference lower than projection differential would suggest because of volume projection lower than management's **** Uses management projections for other operating expenses, international operations and gains from sale Source: HCA Company data; team analysis Net revenue per AA* Volume Bad debt ** Labor Supplies*** Total**** -220

OUR CURRENT PERSPECTIVES ON SEVERAL UNDERLYING FACTORS ARE DIFFERENT FROM WHAT WE PROJECTED IN 2004 Supply cost/AA Provision for Bad Debt Net Revenue/ AA Volume Labor cost/AA Competitive intensity higher (e.g., new hospital capacity, physician syndication) HCA's investments in new outpatient facilities have slowed relative to industry Unfavorable shifts within / among commercial payors eroding solid negotiated levels Higher than expected increases in self-pay revenues (both price and volume) Better than expected collection rates Wages increases moderating due to significant increase in graduating nurses Benefit growth slowing as health insurance costs moderate Expectations on volume-linked productivity lower No major new devices or blockbuster drugs on horizon - - - - + + Projected 2005 annual EBITDA growth 7.3% vs. 7.9% actual, however, management projects ~flat growth for 2006 + + -

NR/AA GROWTH IS PROJECTED TO SLOW FROM 2005 LEVELS TO 5.9% Source: Team analysis Components/ methodology Top-line forecast Biggest sources of variability Large "open" (i.e., still to be negotiated) commercial contracts Changes in government funding NR/AA is projected to slow compared to 2005 - which was an exceptional year Modest reductions in Commercial and Medicare reimbursement Increasing mix shifts (across / between payors and SLs) - reducing NR/AA by 40 basis points EBITDA impact largely driven by Commercial and Medicare reimbursement Commercial increases must cover "insufficient" reimbursement from all other payors Our forecast is based on trend estimates for each payor Plus adjustments for payor mix/shifts, SL mix, and uncompensated care 8 Breakdown of 2006 revenue Percent 8 Self-pay Medicaid Medicare 27 57 8 Commercial 1

1 MCKINSEY NR/AA GROWTH PROJECTION IS .3% BELOW MANAGEMENT'S ON CASH BASIS

Percent CAGR

		Historical performan. (2003-04)	Historical adjusted* (2004-05)	Management projection (2006-09)	McKinsey projection (2006-09) Pessimistic	Base	Optimistic
Price trend	1 Medicare	3.9	5.4	4.1	3.5	3.8	4.0
	2 Medicaid	N.A**	3.0	0.7	1.0	1.5	2.0
	3 Self-pay	10.8	12.8	7.9	9.0	10.0	12.0
Commercial	4a Trend	N/A	7.2	N/A	6.7	6.9	7.0
Commercial	4b Plan mix shift	N/A	-0.3	N/A	-0.4	-0.3	-0.2
Commercial	4 Total commercial	N/A**	6.9	6.8	6.3	6.6	6.8
	5 Payor mix shift***	N/A	N/A	N/A	N/A	N/A	N/A
	Weighted average CAGR	**5.5**	**6.9**	**N/A**	**5.5**	**5.8**	**6.3**
6 Service line mix		N/A	N/A	N/A	-0.2	-0.1	0.0
7 Uncompensated care adjustment****		N/A	N/A	N/A	0.0	0.1	0.1
Net rev/AA CAGR		5.5	6.9*	5.7 {5.1}	5.3	5.9 {4.8}	6.4

* Adjusts historical for reclassification of Managed Medicaid (dropping Medicaid from 7.2 to 3.0% growth & increasing commercial from 6.3 to 6.9%)

** Could not get accurate number for 2003-2004 commercial growth and Medicaid growth because of misclassification between these tow segments

*** Calculated EBITDA impact of payer mix shift translated into NR/AA impact; presented for informational purposes – not included in NR/AA number because it would be double counting with bad debt projections

**** Reflects fact that uncompensated care adjustments will accelerate over time

Source: Team analysis; HCA Company data

7

AA VOLUME IS PROJECTED TO INCREASE AT 1.3% ANNUALLY, IN LINE WITH RECENT HISTORY Source: Team analysis Volume growth will remain low (in line with recent history) Declines in inpatient share and medical practice changes continue to offset 2%+ demographic growth in HCA markets While outpatient boosts growth, it is doing so at a slower rate Top-line forecast One-time events - primarily severity of flu seasons Competitor capacity investments, particularly if Specialty Hospital Moratorium is lifted Biggest sources of variability Long-term volume growth is driven by "fundamental" trends in demographics, medical practice, and market share In a given period, one-time events and regulatory changes (e.g., hurricanes, flu seasons, reclassifications) can create volatility We used only "fundamental" factors in creating forecast as impact of one-time events difficult to predict Components/ methodology 78 2

1.3 Base 2.0 (0.5) 0.6 (0.8) Source: Team analysis; HCA Company data MCKINSEY VOLUME GROWTH PROJECTION IS .1% BELOW MANAGEMENT'S Percent CAGR McKinsey projection (2006-09) Demographics Medical practice Outpatient Total AA volume Market share Management projection (2006-09) N/A N/A N/A 1.4 N/A Pessimistic 1.9 (0.6) 0.6 0.7 (1.2) Optimistic 2.1 (0.5) 0.6 1.6 (0.6) Historical performance (2003-05) (0.4) 2.0 (0.5) 1.0 1.4 (0.7) One-time adjustments 2 N/A N/A N/A N/A

(3) PROVISION FOR BAD DEBT ("PBD") IS PROJECTED TO CONTINUE INCREASING AT A HIGH (16.5%) ANNUAL RATE

Components/ methodology

Breakdown of 2006 PBD
Percent



Copay / deductible
25
75
self-pay

- PBD growth substantially driven by increases in self-pay revenue (volume and price), given that ~85% turns into bad debt
- Total PBD for self-pay and co-pay/deductible is estimated using:
  - Volume of accounts
  - Patient liability per account
  - How much is collected per account

Top-line forecast

- PBD will continue to grow rapidly, but at a slightly lower rate
  - Growth substantially driven by ~19% increase in self-pay revenues
  - McKinsey projection ~400 basis points higher than management's largely due to different assumptions on collections rate improvement and self-pay price increases - collections rate is main EBITDA driver

Biggest sources of variability

- Growth in uninsured (i.e., self-pay) admissions
- Regulatory actions related to uninsured coverage

Source: Team analysis

10

MCKINSEY PROJECTION FOR PBD GROWTH IS 4.2% ABOVE MANAGEMENT'S Self-pay (~75% of PBD) * Management does not explicitly forecast this number, calculated for comparative purposes ** Management does not explicitly forecast, assumes no change in % of accounts with CP/D and no increase in patient liability% of total bill *** Growth rate is 18.2% based on the six factors; reduction in number of hospitals, hindsight and other adjustments lowered growth by 1% Source: HCA company data; management interviews; team analysis Pessimistic Base Co-pay/ deductible (~25% of PBD) Optimistic McKinsey projections (2006-09) Historical performance (2004-05) Management projection (2006-09) Effective CAGR 3 Percent uncollected 2 Avg. balance/AA 1 AA Effective CAGR 6 Percent uncollected 5 Avg. patient balance/AA 4 AA with CP/D PBD CAGR 10.5 12.8 (1.2) 23.2 2.3 0.0 7.7 (5.0) 17.2*** 8.6 7.9 (1.9)* 14.9 4.1 0.8** 5.4** (1.9)* 12.3 10.0 12.0 1.0 24.4 9.7 1.3 8.3 0.0 21.1 8.0 10.0 0.5 19.4 7.1 1.1 6.4 (0.5) 16.5 5.0 9.0 0.0 14.5 4.8 0.8 5.1 (1.0) 12.2 Percent CAGR 3

LABOR COST GROWTH IS PROJECTED TO DECREASE TO 4.9% RATE Source: Team analysis Components/ methodology Top-line forecast Biggest sources of variability Wage and productivity key components Nursing wages key labor cost driver (42% of total labor cost) Rapidly rising healthcare costs make benefits also an important factor Forecast based on projecting growth for each factor Productivity improvements Contract labor usage (historically at best practice levels - could increase $30-40M if volume surges) Labor costs likely to decline as wage and benefit increases slow Increased nursing enrollment / graduates should slow wage growth Declining health insurance costs should slow benefit growth Project productivity likely to remain unchanged (significant difference from management forecast) Wage & productivity 19 Benefit costs Contract labor 78 Breakdown of 2005 labor cost Percent 78 3 4

MCKINSEY LABOR COST GROWTH PROJECTION .1% BELOW MANAGEMENT'S Historical performance (2003-05) McKinsey projection (2006-09) Pessimistic Base Optimistic Total cost/AA * Measured as man hours/AA. Negative growth desirable as it reflects increase in productivity ** Not expressed as a growth rate but as a percent of salaried labor Source: Team analysis; HCA Company data Percent CAGR Management projection (2006-09) 5.4 5.0 5.8 4.9 4.0 4.9 N/A 4.7 4.3 4.0 Wage 0.5 (0.5) 0.2 0.0 (0.2) Productivity* 9.2 N/A 9.0 8.5 7.0 Benefits N/A N/A 6.0 5.0 4.5 Contract labor** 4

SUPPLY COST GROWTH IS EXPECTED TO RISE SOMEWHAT TO 7.8%, BUT STAY BELOW 02-04 LEVEL Source: Team analysis Components/ methodology Top-line forecast Biggest sources of variability Pharmaceuticals and medical devices have been primary drivers of supply cost growth in recent years Forecast based on growth rate projections for each category With reductions for cost management programs and rebates New technologies (historical source of volatility but none anticipated in next 3 years) Uncertainty around future device / pharmaceutical pricing Challenge in continually identifying next $40M in savings programs Supply cost growth will stay in current range due to: No major new medical device/drug technology introductions Continued impact from ongoing standardization initiatives across categories 4 33 22 41 Medical devices Pharmacy Blood Commodity Breakdown of 2005 cost Percent 5 5

Percent CAGR MCKINSEY SUPPLY COST GROWTH PROJECTION .1% HIGHER THAN MANAGEMENT'S * One-time accrual release led to significant increase ** Annual savings achieved from decreasing the expense growth rate of major supply categories - savings imbedded in trend projections Source: Team analysis; HCA Company data Historical performance Pessimistic Base Optimistic McKinsey projection (2006-09) Commodity 5.3 3.7 6.6 4.0 3.3 Rebates (offset to cost growth) 12.2 14.8 10.9 11.1 22.2* Blood 14.0 9.3 16.3 9.4 10.9 Pharmacy 6.0 4.7 6.4 7.1 4.7 HCA supply chain programs** $40 MM $50 MM $20 MM N/A - Medical devices 11.3 10.6 13.8 17.4 9.5 Management projection (2006-09) N/A N/A N/A N/A - N/A Supply cost/AA 8.6 4.9 7.7 9.6 7.8 6.2 5 (2002-04) (2004-05)

$182M lower $160M higher "LIKELY" SCENARIOS WOULD GENERATE +/- $150-200M EBITDA RANGE AROUND 2007 BASE CASE - LIKELY LESS IN FUTURE Range Illustrative characteristics Volume soft due to competition/mild flu season, and HCA unable in short-term to offset impact in pricing Productivity declines slightly with soft volume and initiatives in bad debt collections/supply standardization do not materialize as expected NR/AA Category Pessi- mistic Volume Bad Debt Labor cost Supplies Estimate Opti- mistic NR/AA Volume Bad Debt Labor cost Supplies Change in 2007 EBITDA HCA able to negotiate better than expected prices (partly as offset to rising PBD) Volume spikes due to positive one-time events (e.g., good flu season) Labor and supply initiatives achieve success - + - + - + Favorable Unfavorable Multiple, consecutive years of extreme over/under-performance unlikely

This report and the analyses and conclusions set forth herein contains information that has not been generated by McKinsey & Company and has not, therefore, been subject to our independent verification. McKinsey believes such information to be reliable and adequately comprehensive but does not represent that such information is in all respects accurate or complete. The analyses and conclusions contained in this report were conducted on an accelerated basis and do not purport to contain or incorporate all the information that may be required to evaluate the proposed transaction; accordingly, HCA should conduct more detailed analyses for purposes of its review of a possible transaction. The forecasts and conclusions contained in this report are based on various assumptions that we have developed with respect to prices, earnings, operating margins, market shares, product categories, etc. which may or may not be correct, being based upon future factors and events subject to uncertainty. Future results or values could be materially different from any forecast or estimates contained in the analyses, and the range of values resulting from the analyses should not be taken to be a recommendation with respect to price. This report is solely for internal use. No part of it may be circulated, quoted, or reproduced for distribution outside the client organization without prior written approval from McKinsey & Company, and no part of this document is intended to be relied upon by any third party for any purpose whatsoever. The analyses contained herein were undertaken by McKinsey & Company as of the dates noted herein. McKinsey & Company undertakes no obligation to update any such analyses.